DESCRIPTION:  EXHIBIT 16.1


June 19, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:    Seedling Technologies Corporation
       File Reference No. 000-24903

Dear Sir or Madam:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on June 14, 2001, to be filed by our former client, Seedling Technologies Corporation (formerly known as Brighton Technologies Corporation). We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman LLP
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BDO Seidman LLP